Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc. ® Reports 2011 First Quarter Results

Earnings of $2.2 million before $1.5 million goodwill charge

STORM LAKE, IOWA — (February 7, 2011)

Highlights for the fiscal 2011 first quarter ended December 31, 2010

•                  Meta Financial Group (MFG, the Company) fiscal 2011 first quarter earnings were $0.7 million versus $1.2 million in 2010. Earnings were reduced by a goodwill write-off from the Traditional Bank segment of $1.5 million.  Excluding this charge, earnings were $2.2 million for the period.

•                  The Meta Payment Systems (MPS) segment reported:

•      Fiscal 2011 first quarter net income of $1.6 million compared favorably to $0.9 million for 2010

•                  The Traditional Bank (Retail Bank) segment reported:

•      Earnings of $0.8 million for the 2011 quarter compared to $0.5 million for 2010, excluding the goodwill charge

•      A net loss of $0.7 million, including the $1.5 million goodwill charge

•                  Non-performing assets were limited to 1.04% of total assets, improved from 1.65% at December 31, 2009 and are well below industry average levels of over 3.00%

•                  MetaBank’s total risk-based capital ratio rose to 19.7% and remains well above the 10.0% requirement for a “well-capitalized” bank.  Its Tier 1 core capital ratio was 6.8% compared to the 5.0% well-capitalized standard

•                  Excluding the charge for goodwill, general and administrative expenses were higher by $1.3 million or 22.8% from the prior year primarily due to legal and consulting costs related to regulatory matters

Meta Financial Group (Nasdaq: CASH - NEWS) reported net income for the 2011 fiscal first quarter of $0.7, million or 23 cents per diluted share, compared to $1.2 million, or 45 cents per diluted share, for the prior year period.  Earnings in the first quarter of fiscal 2011 were reduced by a write-off of goodwill of $1.5 million. Aside from this charge, earnings were $2.2 million and 72 cents per diluted share for the period.

President and Chief Executive Officer J. Tyler Haahr commented, “Our first quarter operating results demonstrated continued solid results from our core business lines despite the discontinued iAdvance and tax loan programs.  We concluded that it was sensible and timely to remove the entire goodwill asset from our balance sheet at this time consistent with accounting policies.  Goodwill write downs following significant recent reductions in stock prices have been common in our industry over the last several years and goodwill has no effect on regulatory capital adequacy measurements.

The overall positive asset quality trends over the last year are gratifying and are demonstrated in our lower loan loss provision expense level.  We continue to work with the Office of Thrift Supervision on the matters previously disclosed and believe that we are making meaningful progress toward addressing their concerns.  This matter aside, we continue to believe that the Company can deliver profitability for fiscal 2011, both from our retail banking operations and from MPS, as mentioned in my recent Letter to Shareholders.”

	Three Months Ended
Summary Financial Data *	12/31/10	9/30/10	12/31/09
Net Interest Income — millions	$8.3	$8.1	$7.3
Non Interest Income — millions	15.3	19.0	22.0

Net Income — millions	0.7	2.5	1.2
Diluted earnings per share	**0.23	0.74	0.45

Net interest margin	3.31%	3.28%	3.33%
Non-performing assets - % of total assets	1.04%	0.94%	1.65%

*  See a more detailed Financial Highlights table at the end of this document.

** $0.72, excluding the goodwill write off

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2011 first quarter was $24.9 million compared to $31.1 million for the same quarter last year.  The revenue decline in this quarter was primarily driven by decreased MPS fee revenue of $5.5 million associated with the previously disclosed discontinuance of the iAdvance and tax-related loan programs.

Interest income increased by $0.6 million, or 6%, primarily resulting from an increase in average interest-earning assets of $120.5 million which was partially offset by a decrease in asset yields of 28 basis points.

Net Interest Income

Net interest income for the 2011 first quarter was $8.3 million, up $1.0 million, or 13%, from the same quarter last year.  Net interest margin was stable, decreasing two basis points to 3.31% for 2011 compared to the 2010 first quarter.  Overall, asset yields declined by 28 basis points due both to a lower interest rate environment and to an ongoing shift in our asset mix to more government guaranteed mortgage-backed securities (MBS) along with lower average yields in the mortgage-backed securities portfolio.  MBS comprise 48% of average interest earning assets compared to 40% one year ago.

Overall, cost of funds for all deposits and borrowings decreased by 26 basis points to 0.55% during the 2011 first quarter from 0.81% in the 2010 first quarter.  As of December 31, 2010, low- and no-cost checking deposits represented 87% of total deposits compared to 83% one year earlier.  This increase was driven primarily by growth in MPS deposits as compared to one year earlier.

The Company’s average interest-earning assets for the 2011 first quarter grew by $120.5 million, or 14%, to $991.8 million, up from $871.3 million during the same quarter last year.  This primarily reflects the increase in the Company’s securities portfolio as the Company’s average loan portfolio balance decreased by $41.9 million.

The Company’s average total deposits and interest-bearing liabilities for the 2011 first quarter increased $101.6 million, or 12%, to $961.6 million from $860.0 million for the same quarter last year.  This increase resulted almost entirely from an increase in MPS non-interest bearing deposits.

Non-Interest Income

2011 first quarter non-interest income of $15.3 million decreased $6.7 million, or 31%, from the same quarter in 2010.  MPS fee income declined by $5.5 million, or 28%, primarily due to the discontinuance of iAdvance and tax-related loan programs.  iAdvance was discontinued in mid-October and there was no pre-season tax loan program in the fiscal 2011 first quarter as was the case a year ago.

Non-Interest Expense

Non-interest expense decreased $1.2 million, or 5%, to $21.6 million for the 2011 first quarter as compared to the same period in fiscal 2010.  In addition to savings related to the restructuring steps activated in 2010, card processing expense was $3.1 million lower as a result of the absence of the aforementioned iAdvance and tax loan programs.  The expense reduction was partially offset by the one-time $1.5 million write-off of goodwill and a $0.6 million reserve for potential loss on two fraudulent wire transfers in the Retail Bank.

Compensation expense was $7.8 million for the 2011 first quarter, down $0.9 million, or 10%, from the same period in 2010.  Overall staffing is 53 positions, or 12%, lower than December 2009 and primarily relates to the restructuring that occurred in MPS in the second quarter of 2010 and ongoing efforts to streamline operations at both the Retail Bank and MPS.

Credit Quality

Non-performing assets at December 31, 2010 were $11.8 million, up $2.1 million, representing 1.04% of total assets compared to $9.7 million, or 0.94% at September 30, 2010 and down from 1.65% at December 31, 2009 and a peak of 2.4% at June 30, 2009.  There were no non-performing loans or other assets within the MPS segment at December 31, 2010.

December 31, 2010, Retail Bank non-performing loans totaled $10.5 million, representing 3.0% of total loans, compared to $8.3 million, or 2.2% of total loans at September 30, 2010 and $13.9 million or 3.2% at December 31, 2009.  One commercial relationship of $3.9 million with a $0.6 million reserve accounts for the increase from September 30, 2010.  Non-performing loans peaked at $17.2 million, or 4.2% of total loans at June 30, 2009.

In addition, two trust preferred securities in the investment portfolio with a total book value of $9.9 million were upgraded internally from “Substandard” to “Pass” reflecting recent rating agency upgrades to “Investment Grade”.

Loans

Total loans, net of allowance for loan losses, decreased $23.6 million, or 6.4%, to $342.5 million at December 31, 2010 as compared to September 30, 2010.  All loan categories decreased due to lower demand in the Company’s markets, a reduction in purchased loans, and increased repayment and prepayment speeds given the lower interest rate environment.

In addition, the allowance for loan losses decreased $0.5 million, or 9.0%, at December 31, 2010 compared to September 30, 2010.

Deposits and Other Liabilities

The Company continues to expand its low-and no-cost deposit portfolio as a result of growth in core programs at MPS.  Total average MPS-generated deposits were up $147.0 million, or 27%, for December 2010, as compared to December 2009.  This increase results mostly from growth in prepaid card programs over the course of the year.  Retail bank average checking balances were up $9.6 million, or 22%, in December 2010, as compared to one year ago.  The Company decreased its advances and other borrowings by $2.4 million during the three months ended December 31, 2010.

More recently, average MPS deposits increased by $55.3 million, or 8.7%, from September 2010 to December 2010 primarily due to seasonal factors.

Business Segment Performance

Meta Payment Systems

For the 2011 first quarter, MPS recorded net income of $1.6 million, or 51 cents per diluted share, as compared to $0.9 million, or 34 cents per diluted share for the same period last year.

MPS 2011 first quarter revenue decreased by 25.6%, from $22.9 million in fiscal 2010 to $17.0 million in 2011. The decline in this quarter was primarily due to the discontinuance of the iAdvance and tax-related loan programs.   The average transfer pricing yield received for its deposits was 1.68% in 2009 and 1.54% in the 2010 period.  Non-interest income for the quarter decreased from $19.5 million in fiscal 2010 to $14.0 million, or 28%, in 2011, also due to the discontinuance of the iAdvance and tax loan programs.

Loan loss provision expense decreased by $3.6 million over the prior year quarter due to the program discontinuances previously mentioned.

2011 first quarter non-interest expenses decreased by $3.4 million, or 18.9%, due primarily to a volume-related decrease in direct program support costs of $3.1 million and a reduction in compensation and benefits expense of $1.0 million, offset in part by higher overall costs of $0.7 million primarily related to higher legal and consulting expense.

Traditional Banking

The Traditional Banking segment recorded a net loss of $0.7 million, or 22 cents per diluted share, for the first quarter of fiscal year 2011, compared to net income of $0.5 million, or 17 cents per diluted share, for the same quarter last year.  Earnings in the first quarter of fiscal 2011 were impacted by a write-off of goodwill of $1.5 million.  Excluding this event, earnings would have been $0.8 million for the period.

2011 first quarter results were impacted by an increase in net interest income of $1.3 million and a decrease in provision for loan losses of $1.1 million which were offset by a decrease in gains on sales of investments of $1.3 million and an increase in non-interest expense of $2.2 million, which includes $1.5 million related to the goodwill write-off and $0.6 million to reserve for the potential loss on two fraudulently authorized wire transfers.

MetaBank continues to meet and exceed all federal regulatory requirements to continue to be classified as a well-capitalized institution under applicable regulations.  MetaBank’s Tier 1 core capital to adjusted total assets ratio is 6.8% compared to a well-capitalized requirement of 5.0% and its total capital to risk-weighted assets ratio of 19.7% is well above the required 10.0% level to achieve well-capitalized status.  In addition, MetaBank’s Tier 1 core capital to risk-weighted assets ratio is 18.6% compared to a well-capitalized status requirement of 6.0%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements and penalties of enforcement actions related to the OTS supervisory directives in August, October and December 2010 or any others which may be initiated; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	December 31, 2010	September 30, 2010
Assets
Cash and cash equivalents	$199,808	$87,503
Investments and mortgage-backed securities	519,617	506,852
Loans receivable, net	342,485	366,045
Other assets	67,745	69,366
Total assets	$1,129,655	$1,029,766

Liabilities
Deposits	$1,002,217	$897,454
Other borrowings	38,838	41,214
Other liabilities	17,875	19,054
Total liabilities	1,058,930	957,722

Shareholders’ equity	70,725	72,044
Total liabilities and shareholders’ equity	$1,129,655	$1,029,766

Consolidated Statements of Income

	For the 3 Months
	Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2010	2009

Interest income	$9,620	$9,064
Interest expense	1,342	1,745
Net interest income	8,278	7,319
Provision for loan losses	(28)	4,691

Net interest income after provision for loan losses	8,306	2,628
Non-interest income	15,306	22,038
Non-interest expense	21,618	22,803

Income before income tax expense	1,994	1,863
Income tax expense	1,273	671
Net income	721	1,192

Earnings per common share
Basic	$0.23	$0.45
Diluted	$0.23	$0.45

Selected Financial Information

For the 3 Months Ended December 31,	2010	2009
Return on average assets	0.27%	0.52%
Return on average equity	2.88%	9.59%
Average shares outstanding for diluted earnings per share	2,674,204	2,674,204

At Period Ended:	December 31, 2010	September 30, 2010
Equity to total assets	6.26%	7.00%
Book value per common share outstanding	$22.72	$23.15
Tangible book value per common share outstanding	$22.34	$22.30
Common shares outstanding	3,112,463	3,111,413
Non-performing assets to total assets-continuing operations	1.04%	0.94%